Exhibit 9.3

**SETTLEMENT AND AMENDMENT LETTER AGREEMENT**

**August 21, 2026**

Dear Yves,

This letter agreement (this "Letter Agreement") sets forth the terms agreed between you and Charles in connection with the Purchase Agreement relating to the doc.com domain name (the "Purchase Agreement" and the "Domain", respectively).

The purpose of this Letter Agreement is to provide a short-form, binding arrangement governing the parties' obligations through the final payment and transfer of the Domain scheduled for September 15, 2026 (the "Closing Date" or "Closing").

**1. Continued Performance and Forbearance**

Subject to Charles's compliance with this Letter Agreement, you agree to forbear from exercising any right to suspend Charles's access to or use of the Domain, terminate the Purchase Agreement, or otherwise exercise remedies arising from the existing payment default, through September 15, 2026.

Such forbearance is temporary and shall not constitute a waiver of the existing default prior to Closing, except as expressly provided below upon full payment.

**2. August Use Payment**

In consideration for Charles's continued use and enjoyment of the Domain during August 2026 and your agreement to forbear from exercising remedies during the period contemplated herein, Charles shall pay an additional amount of US $50,000 (the "August Use Payment").

The August Use Payment:

- is in addition to the remaining purchase price payable under the Purchase Agreement;
- shall not be credited against or deducted from the remaining purchase price; and
- shall be payable together with the Remaining Balance at Closing on September 15, 2026.

**3. Interim Payments**

Any interim payment mutually agreed by the parties and made by Charles prior to September 15, 2026 shall be fully credited against the outstanding purchase price under the Purchase Agreement.

For the avoidance of doubt, no such payment shall reduce or otherwise be credited against the US $50,000 August Use Payment.

**4. Closing and Final Payment**

The parties shall close the transaction contemplated herein on September 15, 2026 (the "Closing").

At Closing, Charles shall pay:

(a) the entire remaining unpaid balance of the purchase price due under the Purchase Agreement, after crediting any applicable interim payments (the "Remaining Balance"); plus

(b) the US $50,000 August Use Payment.

Payment shall be made in immediately available or cleared funds in accordance with payment instructions provided by you.

**5. Transfer of the Domain**

Promptly upon confirmation of receipt of the full Remaining Balance and the August Use Payment in cleared funds, you shall irrevocably transfer, or cause to be transferred, the Domain to Charles and/or an entity designated by Charles.

Such transfer shall include all authorization codes, registrar approvals, account releases, confirmations, or other actions reasonably necessary to provide Charles or his designated entity with full and unrestricted ownership and control of the Domain.

Following such transfer, you shall retain no ownership interest in, control over, or right to reclaim the Domain based upon any payment default existing as of the date of this Letter Agreement.

**6. Cure of Existing Defaults**

Upon timely receipt in full of the Remaining Balance and the August Use Payment on September 15, 2026:

(a) all payment defaults and breaches existing under the Purchase Agreement as of the date of this Letter Agreement shall be deemed fully and finally cured;

(b) such existing defaults and breaches shall no longer constitute grounds for suspension, termination, repossession of the Domain, or the exercise of any other remedy under the Purchase Agreement; and

(c) the payment obligations constituting the outstanding purchase price under the Purchase Agreement shall be deemed fully satisfied.

For the avoidance of doubt, after Closing, neither the existing payment default nor any failure to cure previously alleged in connection with such default may be asserted as a basis to terminate the Purchase Agreement or challenge Charles's ownership of the Domain.

**7. Default of Letter Agreement**

The following event shall constitute an event of default (an "Event of Default") under this Letter Agreement: Charles fails to pay the Remaining Balance and/or the August Use Payment at Closing, and such failure continues for two calendar days from such due date.

Upon an Event of Default, Yves may immediately cancel the license and suspend Charles's access to the Domain without further notice. Yves may also pursue all other available remedies, including but not limited to remedies at law, equity and all remedies available under this Letter Agreement and under the Purchase Agreement.

**8. Scope of Agreement**

This Letter Agreement settles the parties' agreement solely with respect to:

- the timing and amount of the remaining payments;
- the additional US $50,000 August Use Payment;
- the treatment of any interim payments;
- the parties' obligations through September 15, 2026;
- the cure of the existing payment default upon payment in full; and
- the transfer of the Domain following receipt of such payment.

Except as expressly modified by this Letter Agreement, the Purchase Agreement remains in full force and effect.

**9. Amendment to Purchase Agreement**

To the extent that any provision of this Letter Agreement conflicts with the Purchase Agreement, this Letter Agreement shall control with respect to the subject matter addressed herein and shall constitute an amendment to the Purchase Agreement.

Except as expressly amended herein, all other provisions of the Purchase Agreement shall remain unchanged and are restated as if set forth fully herein.

**10. Entire Agreement Regarding Settlement Terms**

This Letter Agreement constitutes the entire agreement between the parties regarding the settlement terms described herein and supersedes prior correspondence or discussions solely to the extent relating to such settlement terms.

No modification to this Letter Agreement shall be effective unless made in writing and signed by both parties.

**11. Counterparts and Electronic Signatures**

This Letter Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

**12. Miscellaneous**

a) Yves and Charles agree that this Letter Agreement shall inure to the benefit of and be binding upon each of their respective agents, representatives, shareholders, officers, directors, employees, assigns, heirs, subsidiaries, parent companies, and predecessor or successor companies.

b) If any part of this Letter Agreement shall be determined to be illegal, invalid, or unenforceable, that part shall be severed and the remaining parts shall be valid and enforceable, so long as the remaining parts continue to fulfill the original intent of the Parties.

c) This Letter Agreement is governed by and construed in accordance with the internal laws of the State of New York applicable to contracts entered into and to be performed in New York, without regard to the principles of conflicts of law. The Parties expressly consent to the exclusive jurisdiction of the state and/or federal courts of New York for any disputes under this Letter Agreement. Each Party hereby waives any objection based on venue or forum non conveniens with respect to any action instituted in any such court, and agrees that any dispute concerning the relationship of the Parties or the conduct of any Party in connection with this Letter Agreement, or otherwise, shall be heard only in the courts described above.

d) The Parties have read, understand, and agree to the terms of this Letter Agreement and are duly advised and have had the opportunity to consult with counsel regarding this Letter Agreement.

If the foregoing accurately reflects our agreement, please acknowledge and agree by signing below.

Sincerely,

Charles Nader

By: DocuSigned by: ______________________________
Name: Charles Nader
Date: 8/31/2026

ACKNOWLEDGED AND AGREED:

Yves Alexandre Alfred Savoir Garcia

By: Signed by: ______________________________
Name: Yves Alexandre Alfred Savoir Garcia
Date: 8/31/2026